                                                                 EXHIBIT 12



                     NEWMONT GOLD COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (Amounts in thousands except ratios)
                                  (Unaudited)


                                                Six Months Ended
                                                 June 30, 1997
                                                ----------------
Earnings:
  Loss before income taxes                         $ (29,677)

  Adjustments:
    Net interest expense (1)                          38,941
    Amortization of capitalized interest               1,439
    Portion of rental expense representative
     of interest                                       1,625
    Minority interest                                 32,024
    Undistributed loss of less than 50%
     owned entities                                    3,421
                                                   ---------
                                                   $  47,773
                                                   =========

Fixed Charges:
  Net interest expense (1)                         $  38,941
  Capitalized interest                                 5,980
  Portion of rental expense representative
   of interest                                         1,625
                                                   ---------
                                                   $  46,546
                                                   =========

Ratio of earnings to fixed charges                      1.03
                                                   =========

(1) Includes interest expense of majority-owned subsidiaries and amortization of debt issuance costs.